The Income Fund of America, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,010,448
Class B	$71,493
Class C	$100,845
Class F	$34,874
Total	$1,217,660
Class 529-A	$7,328
Class 529-B	$1,274
Class 529-C	$2,684
Class 529-E	$353
Class 529-F	$137
Class R-1	$377
Class R-2	$4,928
Class R-3	$8,312
Class R-4	$3,357
Class R-5	$1,976
Total	$30,726

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3883
Class B	$0.3170
Class C	$0.3122
Class F	$0.3845
Class 529-A	$0.3818
Class 529-B	$0.3042
Class 529-C	$0.3052
Class 529-E	$0.3526
Class 529-F	$0.3990
Class R-1	$0.3058
Class R-2	$0.3080
Class R-3	$0.3501
Class R-4	$0.3783
Class R-5	$0.4062

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,688,278
Class B	230,008
Class C	334,953
Class F	93,963
Total	3,347,202
Class 529-A	20,989
Class 529-B	4,447
Class 529-C	9,474
Class 529-E	1,086
Class 529-F	417
Class R-1	1,464
Class R-2	17,611
Class R-3	26,680
Class R-4	11,024
Class R-5	5,706
Total	98,898

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.56
Class B	$18.46
Class C	$18.43
Class F	$18.53
Class 529-A	$18.54
Class 529-B	$18.50
Class 529-C	$18.51
Class 529-E	$18.51
Class 529-F	$18.54
Class R-1	$18.50
Class R-2	$18.45
Class R-3	$18.52
Class R-4	$18.54
Class R-5	$18.55